Exhibit k.3

[Letterhead of Fifth Street Management LLC]
June 28, 2013

Fifth Street Senior Floating Rate Corp.
10 Bank Street, 12th Floor
White Plains, NY 10606
Re: Payment of Organizational Expenses, Offering Expenses and Sales Load
Gentlemen:
We hereby agree to pay all organizational expenses, offering expenses and the sales load (i.e., underwriting commission) incurred by Fifth Street Senior Floating Rate Corp. (the “Company”) in connection with its initial organization and the initial public offering of its common stock.
This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
This letter agreement may not be modified, waived, discharged, or terminated orally, but only by an instrument in writing signed by the parties hereto.
If any provision of this letter agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this letter agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Your signature below shall signify your agreement with the foregoing letter agreement.

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Very truly yours,

FIFTH STREET MANAGEMENT LLC

By:	/s/ Bernard D. Berman
Name:	Bernard D. Berman
Title:	President

Duly executed and agreed on June 28, 2013:

FIFTH STREET SENIOR FLOATING RATE CORP.

By:	/s/ Bernard D. Berman
Name:	Bernard D. Berman
Title:	President